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                                                                   EXHIBIT 99.3




FOR IMMEDIATE RELEASE

Contact:       NeoTherapeutics, Inc.                   Ruder Finn, Inc.
               Carol M. Hess, Investor Relations       Robert D. Ferris
               Tel: (949) 788-6700                     Tel: (212) 715-1573
               Fax: (949) 788-6706                     Fax: (212) 715-1660



            NEOTHERAPEUTICS ISSUES CLARIFICATION OF MAY 20, 1998 NEWS ITEM


IRVINE, Calif., May 21, 1998 - This news release is being issued by NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) in order to clarify information contained in a May 20, 1998 Dow Jones News Service story. The article was based on an interview with the Company's CEO, Dr. Alvin J. Glasky, conducted on May 20, 1998. Comments made by Dr. Glasky during the interview consisted primarily of information that has been disclosed previously by the Company. This news release provides clarification of information contained in the Dow Jones News Service story which the Company believes is necessary to accurately reflect the comments made by Dr. Glasky. Following are the Company's clarifications to the article:

- The first Phase I clinical trial of the Company's lead compound, AIT-082, demonstrated improved memory and behavior in some, but not all, of the 10 Alzheimer's disease patients included in that study. The trial was designed primarily to determine the safety of the drug. Two additional Phase I clinical trials of AIT-082 were conducted in healthy elderly volunteers and were also designed to determine the safety profile of AIT-082. The Phase I trials included a total of 42 individuals. In these, studies doses from 10 to 4,000 milligrams of AIT-082 were used and no significant adverse effects were observed. Because of the small number of people involved in these studies, any conclusions regarding the safety or efficacy following long-term administration of AIT-082 must await the results of future clinical trials involving substantially larger numbers of patients with Alzheimer's disease.

- NeoTherapeutics has an agreement with a European company that is limited to manufacturing the AIT-082 drug compound for the Company's development efforts. This agreement does not involve any licensing rights and the Company presently does not have a license agreement with any pharmaceutical company.

- NeoTherapeutics recently announced that it received a commitment from a private investor for a $15 million equity investment in the Company.
     The Company believes that this amount will be sufficient to complete the Phase II clinical trial which was initiated earlier this month as well as other planned projects. However, in order to complete the additional trials needed to obtain FDA approval for AIT-082 in Alzheimer's disease, substantial additional financing will be necessary.


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NEOTHERAPEUTICS ISSUES CLARIFICATION OF MAY 20, 1998 NEWS ITEM
May 21, 1998
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NeoTherapeutics is engaged in the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurodegenerative diseases such as Alzheimer's disease, spinal cord injury, Parkinson's disease and stroke as well as other neurological conditions such as migraine. NeoTherapeutics' compounds are orally administered and based upon patented technologies. AIT-082 (NEOTROFIN-TM-) is currently in human clinical trials for the treatment of Alzheimer's disease. For additional company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the potential need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

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